UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2015

Thermo Fisher Scientific Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8002	04-2209186
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

81 Wyman Street Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 622-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year

On November 13, 2015, Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), filed with the Secretary of State of the State of Delaware a Certificate of Elimination (the “Certificate of Elimination”), with respect to 40,000 shares of unissued Series B Junior Participating Preferred Stock, par value $100 per share (the “Series B Junior Participating Preferred Stock”). The Series B Junior Participating Preferred Stock had been designated pursuant to the Certificate of Designation filed with the Delaware Secretary of State on January 24, 1996, as amended on September 16, 2005, in connection with the Rights Agreement, dated September 15, 2005, between the Company and American Stock Transfer & Trust Company (the “Rights Agreement”). The Rights Agreement, which expired on September 29, 2015, in accordance with its terms without the exercise of any rights to purchase shares, created the right of Company shareholders to purchase units of these preferred shares following certain events related to the acquisition of 15% or more of the Company’s common stock. Upon filing the Certificate of Elimination, the 40,000 shares of Series B Junior Participating Preferred Stock were returned to the status of authorized but unissued shares of preferred stock of the Company, without designation as to series or rights, preferences, privileges or limitations.

The foregoing summary of the Certificate of Elimination is qualified in its entirety by reference to the full text of the Certificate of Elimination, which is set forth as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

In connection with the expiration of the Rights Agreement, the Company has also taken routine, voluntary actions to deregister the related Preferred Stock Purchase Rights under the Securities Exchange Act of 1934, as amended, and to delist the Preferred Stock Purchase Rights from the New York Stock Exchange. These actions are administrative in nature and will have no effect on the Company’s common stock, which continues to be listed on the New York Stock Exchange.

Item 8.01.	Other Events.

On November 13, 2015, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Deutsche Bank AG, London Branch and HSBC Bank plc, as lead managers of the several underwriters named in the Underwriting Agreement, for the issuance and sale by the Company of €425,000,000 aggregate principal amount of 1.500% Senior Notes due 2020 (the “Notes”) in a public offering pursuant to a registration statement on Form S-3 (File No. 333-187080) and a related prospectus supplement previously filed with the Securities and Exchange Commission (the “Offering”).

The Company expects that the net proceeds from the sale of the Notes will be approximately €422.57 million after deducting underwriting discounts and estimated offering expenses. The Company intends to use a portion of the anticipated net proceeds of the Offering to redeem all of the outstanding $400 million aggregate principal amount of 3.50% senior notes due 2016 issued by the Company’s subsidiary, Life Technologies Corporation, that mature on January 15, 2016, and the remaining net proceeds for general corporate purposes.

The Notes will be issued pursuant to an indenture (the “Indenture”), dated as of November 20, 2009, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Tenth Supplemental Indenture, to be dated as of November 24, 2015, among the Company, the Trustee, and the Bank of New York Mellon, London Branch, as the paying agent.

The above description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERMO FISHER SCIENTIFIC INC.

Date: November 16, 2015	By:	/s/ Seth H. Hoogasian
	Name:	Seth H. Hoogasian
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated November 13, 2015, among the Company and Deutsche Bank AG, London Branch and HSBC Bank plc, as lead managers of the several underwriters named in the Underwriting Agreement.

3.1	Certificate of Elimination of the Series B Junior Participating Preferred Stock of the Company, dated November 13, 2015.